Exhibit 10.5

MUTUAL GENERAL RELEASE AND WAIVER

THIS SETTLEMENT AGREEMENT is dated for reference as of October 8, 2012 and is between QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC., a Delaware Corporation (“Plaintiff”) on the one hand and ON THE EDGE MARKETING, INC. an unknown entity (“OTEM”), BRIAN HOROWITZ, individually and doing business as ON THE EDGE MARKETING, INC. (“HOROWITZ”); BAM ENTERPRISES LLC (“BEL”); BAM Brokerage, Inc. (“BBI”), (OTEM, HOROWITZ, BEL and BBI are collectively referred to as “Sub-Tenant’) on the other hand with reference to the following facts:

A. Plaintiff is the tenant and sublessor of the commercial premises located at 25372 Commercentre Drive, Lake Forest, California, (the “Premises”). On or about June 29, 2011 Sub-Tenant executed a sublease of the Premises (the “Sublease”).

B. Sub-Tenant is currently in possession of the entire Premises.

C. Plaintiff has filed an unlawful detainer action against Sub-Tenant relating to the Premises in Quantum Fuel Systems Technologies, etc. v. On the Edge Marketing, etc. et al., bearing Case No. 30-2012-00595903-CU-UD-CJC (hereinafter referred to as the “Action”). OTEM and BBI answered the Complaint in the Action and defaults were taken against HOROWITZ and BEL;

D. As of October 8, 2012 Sub-Tenant will owe Plaintiff the sum of $194,464.93 (the “Past Due Balance”) which represents $175,033.58 past due rent as of September 30, 2012 plus eight days at $866.42 per day (based upon a 31 day month) plus attorney fees and costs in the amount of approximately $12,500.00.

E. Each of the parties have agreed to resolve this matter amongst themselves upon the terms and conditions hereinafter set forth.

NOW THEREFORE, with reference to the foregoing facts, and in consideration of the mutual covenants, conditions and terms set forth hereinbelow, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Upon execution of this agreement Sub-Tenant shall pay Plaintiff the sum of Thirty Thousand Dollars ($30,000.00) via Cashier’s or Official Bank Check which will be deducted from the amount due on the Past Due Balance. The remainder of the Past Due Balance shall be paid pursuant to the Schedule set forth in Exhibit 1.

2. Sub-Tenant shall turn over possession to Plaintiff and vacate the portions of the Premises designated as areas A, B and D on the site plan attached hereto as Exhibit 2 and incorporated herein by this reference by no later than 5:00 p.m. Pacific Standard Time on October 8, 2012. Provided Subtenant does turn over partial possession as set forth in this paragraph, Sub-Tenant’s monthly rent commencing on October 9, 2012 shall be reduced to $19,338.00 per month which shall be payable in advance on the 1st day of each month via wire transfer directly into Sublessor’s bank account. The parties agree that this amount is based upon Sub-Tenant’s occupancy of approximately 72% of the original Premises.

3. On or before 5:00 p.m. on Pacific Standard Time on October 259, 2012, Sub-Tenant shall pay Plaintiff the sum of $14,347.55 as rent for the period commencing October 9, 2012 and ending October 31, 2012.

4. Sub-Tenant shall turn over possession to Plaintiff and vacate the portions of the Premises designated as area C on the site plan attached hereto as Exhibit 2 and incorporated herein by this reference by no later than 5:00 p.m. on October 31, 2012. Provided Subtenant does turn over partial possession as set forth in this paragraph, Sub-Tenant’s monthly rent commencing on November 1, 2012 shall be reduced to $15,847.00. The parties agree that this amount is fair and based upon Sub-Tenant’s occupancy of 59% of the Premises.

5. Sub-Tenant’s continued tenancy shall be subject to the Sublease and the Amendment to Sub-Lease attached hereto as Exhibit 3 (the “Amendment”) which will be executed by Sub-Tenant concurrently with this Agreement. The Amendment will provide, among other things, that the Lobby area of the Premises shall be considered common area and Sub-Tenant shall continue to pay all utilities for the Premises as set forth in the Sublease. Pursuant to the Amendment, the terms of the Sublease shall be modified so that Sub-Tenant’s tenancy becomes a month to month tenancy effective January 1, 2013. The Amendment shall also set forth a revised rent schedule based upon Sub-Tenant’s reduced occupancy of the Premises.

6. On the 1st day of each month, Sub-Tenant shall provide Plaintiff with a copy of all utility bills for the Premises. Plaintiff shall reduce the Past Due Balance by the amount of utilities paid for by Sub-Tenant in excess of Sub-Tenant’s reasonable share of such utilities as determined in Plaintiff’s sole discretion.

7. If Sub-Tenant’s tenancy ends, for any reason before the Past Due Balance has been paid in full, any amounts still payable by Sub-Tenant on the Past Due Balance (pursuant to the payment schedule set forth in Exhibit 1) shall be due and payable within 30 days after Sub-Tenant vacates the Premises.

8. In the event of any of the following: (a) Sub-Tenant fails to turn over possession as provided in Paragraphs 2 and 4 of this Agreement; (b) Sub-Tenant fails to make the payments set forth in paragraphs 1 through 4 and 7 of this Agreement; (c) Sub-Tenant fails to timely pay the utilities for the Premises and prove monthly documentation evidencing such payments; and/or (d) Plaintiff receives a notice to cure, notice to perform or similar notice from the master lessor for the Premises as a result of any breach by Sub-Tenant (including, without limitation, Sub-Tenant’s sub-leasing the Premises to any third person or entity), Subtenant may file with the Court the Stipulation for Entry of Judgment (“Judgment Stipulation”) attached hereto as Exhibit 4 which will be executed by Sub-Tenant and Sub-Tenant’s counsel concurrently with this Agreement. The Stipulation shall provide for a Judgment of Possession and a monetary Judgment in the amount of the Past Due Balance plus rent due pursuant to the Amendment and this Agreement minus any sums paid by Subtenant. The defaults taken against HOROWITZ and BEL shall not be removed until all rent due under the Sublease (as amended by the Amendment), this Agreement, and the full amount of the Past Due Balance has been paid. Once the Past Due Balance has been paid in full and Sub-Tenant has complied with the provisions of Paragraphs 1 through 7 of this Agreement, this Action shall be dismissed.

9. This Agreement is a compromise of claims made by the parties and shall not be treated as an admission of liability for any purpose against any party to this Agreement or their successors, heirs, assigns, agents, attorneys, officers, employees, directors or shareholders, heirs, beneficiaries, or representatives. Sub-Tenant warrants and represents that the Premises are habitable, are in tenable condition and are suitable for Sub-Tenants’ purposes.

10. Except for the rights and obligations created by this Agreement, the Sublease, the Amendment, and the defaults entered against HOROWITZ and BEL the parties hereto for themselves and on behalf of each of their predecessors, successors, agents, owners, attorneys, assigns, corporations, shareholders, officers, directors, employees, associates, partners, beneficiaries, trustees and anyone claiming through them, hereby fully and forever releases and discharges each of the other parties and their respective predecessors, successors, agents, owners, attorneys, assigns, corporations, shareholders, officers, directors, employees, associates, partners, beneficiaries, trustees and anyone claiming through them, individually and collectively from any and all actions, suits, causes of action in law or in equity, debts, contracts, agreements, promises, representations, liabilities, claims, demands, expenses, indemnities, contributions, guarantees, losses, costs, attorneys’ fees, duties and obligations of any nature, character or description whatsoever, whether known or unknown, fixed or contingent, foreseen or unforeseen, suspected or unsuspected, which the parties may now have, claim to have, or hereafter the signing of this Agreement has against Defendant by reason of any act, omission, matter, cause, occurrence, transaction or thing whatsoever from the beginning of time to the end of time arising out of, pertaining to, referring to or relating in any way to the Action, and amounts due therefore, or the facts underlying the Action.

11. Except for a breach or violation of any of the rights and obligations created by this Agreement, the parties to this Agreement acknowledge that upon the execution of the Agreement, the parties hereto shall be forever barred from asserting any claims against the other party arising out of or related to the matters released and discharged by the paragraph above whether or not it has entered into this Agreement with a misunderstanding of fact or law.

12. Each of the parties hereto represent and warrant that no portion of any claim, right, demand, or cause of action that they have or might have against one another, nor any portion of any recovery or settlement to which they might be entitled, has been assigned or transferred to any other person or entity in any manner and that it executes and delivers this Agreement freely and willfully with full knowledge of its terms.

13. This Agreement is a compromise of the Action and shall not be treated as an admission of liability for any purpose against any party to this Agreement or their successors, assigns, agents, attorneys, officers, employees, directors or shareholders, heirs, beneficiaries, or representatives.

14. It is expressly understood that California Civil Code § 1542 provides as follows:

“A general release does not extend the claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Each of the parties to this Agreement understand and expressly acknowledge the significance of Section 1542, and this Agreement shall act as a release of future claims against the parties hereto. The provisions of Section 1542 are hereby waived.

15. This Agreement shall inure to the benefit of the parties hereto, and each of them, and shall be binding upon each of the parties hereto and their successors and assigns.

16. Each party acknowledges that, except as herein expressly set forth, no representations of any kind or character have been made to them by the other party, or by any of the other party’s agents, representatives, or attorneys, to induce the execution of this Agreement.

17. Each party acknowledges that it has been represented by counsel of its own choice throughout all of the negotiations which preceded the execution of this Agreement and in connection with the preparation and execution of this instrument. Each party agrees to bear their own costs and attorneys fees in connection with this Agreement and the Action.

18. This Agreement may be executed in separate counterparts and shall become effective only when such separate counterparts have been exchanged among the Parties hereto. A facsimile copy of a signature is binding upon the parties.

19. This Agreement and all agreements and documents contemplated hereby constitute one agreement and are interdependent upon each other in all respects.

20. This Agreement is entered into and shall be performed in the State of California and shall be interpreted in accordance with its laws and enforced and interpreted by its courts.

21. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior or contemporaneous agreements, discussions or representations, oral or written, with respect to the subject of this Agreement, and each of the parties acknowledge that they have read all of the paragraphs of the Agreement and that they understand that it is binding on their successors and assigns.

22. Should any action at law or in equity be brought to interpret, construe, or enforce the terms of this Agreement, or any provision thereof, the prevailing party shall be entitled to actual attorneys’ fees and costs, as the same shall be determined by a Court of competent jurisdiction.

23. Any individual signing this Agreement on behalf of an entity hereby represents and warrants in his individual capacity that he has full authority to do so on behalf of such entity.

24. Any provisions of California Evidence Code §§ 1115-1128 notwithstanding, this agreement may be enforced by any party hereto by a motion under California Code of Civil Procedure § 664.6 or by any other procedure permitted by law in the Superior Court of Orange County, California.

25. If any provision of this Agreement is found to be invalid or unenforceable by any court, such provision shall be ineffective only to the extent that it is in contravention of applicable laws without invalidating the remaining provisions hereof, unless such invalidity or unenforceability would defeat an essential business purpose of this Agreement.

Quantum Fuel Systems		BAM Enterprises LLC, a California Limited
Technologies Worldwide, Inc., a Delaware		Liability Company
Corporation

		By:	/s/ Brian Horowitz
By:	/s/ Brad Timon		Brian Horowitz
	Brad Timon	Its:	Manager
Its:	Chief Financial Officer

BAM Brokerage, Inc., a California Corporation

		By:	/s/ Brian Horowitz
Brian Horowitz
		Its:	President

/s/ Brian Horowitz
Brian Horowitz, Individually and doing business as On the Edge Marketing, Inc.

On the Edge Marketing, Inc.

		By:	/s/ Brian Horowitz
Brian Horowitz
		Its:	President

EXHIBIT 1

PAST DUE BALANCE AND

PAYMENT SCHEDULE

Payment Schedule**:

Date	Payment Amount	Balance Due
10/08/12	$30,000.00	$164,464.93
11/09/12	$5,000.00	$159,464.93
12/10/12	$5,000.00	$154,464.93
1/10/13	$10,000.00	$144,464.93
2/08/13	$10,000.00	$134,464.93
3/08/13	$10,000.00	$124,464.93
4/10/13	$10,000.00	$114,464.93
5/10/13	$10,000.00	$104,464.93
6/10/13	$10,000.00	$94,464.93
7/10/13	$10,000.00	$84,464.93
8/09/13	$10,000.00	$74,464.93
9/10/13	$10,000.00	$64,464.93
10/10/13	$10,000.00	$54,464.93
11/08/13	$10,000.00	$44,464.93
12/10/13	$10,000.00	$34,464.93
1/10/14	$10,000.00	$24,464.93
2/10/14	$10,000.00	$14,464.93
3/10/14	$10,000.00	$4,464.93
4/10/14	$4,464.93	$0.00

**	The Past Due Balance will also be reduced by credits provided for utility payments as set forth in Paragraph 5 of this Agreement therefore Past Due Balance may be paid in full prior to April 10, 2014.

EXHIBIT 2

SITE PLAN

Approximate Square Footage Per Site Plan

		Effective 10/9/12		Effective 11/1/12
Section	Sq. Footage	Quantum	Sublessor	Quantum	Sublessor
A	10,448	10,448		10,448
B	1,581	1,581		1,581
C	8,400		8,400	8,400
D	4720	4720		4720
E	4720		4720		4720
F	27842		27842		27842
G	3478		3478		3478
Lobby	841	421	420	421	420
Totals	62030	17170	44860	25570	36460
		28%	72%	41%	59%

EXHIBIT 3

AMENDMENT TO LEASE

EXHIBIT 4

STIPULATION FOR ENTRY OF JUDGMENT